NEWS RELEASE


                                                           FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:                               Media Inquiries:
------------------                                ---------------
Michael Gorin                                     Andrew Merrill, David Pitts
President and Chief Financial Officer             The Abernathy MacGregor Group
(516) 694-6700                                    (212) 371-5999



                              AEROFLEX INCORPORATED
                           COMMENCES TENDER OFFER FOR
                                IFR SYSTEMS, INC.



          PLAINVIEW, NY - April 19, 2002 - Aeroflex Incorporated (Nasdaq
Symbol: ARXX) announced today that it has commenced a tender offer for all shares of IFR Systems, Inc. (Nasdaq Symbol:IFRS), for $1.35 net per share in cash. The tender offer is pursuant to the previously announced definitive agreement, which was approved by the boards of directors of both Aeroflex and IFR. IFR's board also recommended to its stockholders that they accept the offer to tender their shares. The offer and withdrawal rights will expire at 12:00 noon New York City time on May 20, 2002, unless extended.

         Upon any acceptance for purchase of IFR shares in the tender offer, Aeroflex will make a loan to IFR in the amount of $48.8 million to repay IFR's bank indebtedness of approximately $84 million, including interest. IFR is currently in default under the terms of its bank indebtedness. Following the tender offer, it is expected that there will be a merger in which all remaining shares of IFR will be converted into the right to receive the same cash price of $1.35 per share in accordance with the agreement. The entire transaction is valued at approximately $60 million.

         The consummation of the tender offer is conditioned on receipt of 50.1% of IFR's then outstanding shares on a fully diluted basis. The tender offer and the other transactions contemplated by the agreement are also subject to customary conditions, as well as the continued forbearance of IFR's bank lenders and the discharge of IFR's obligations under its credit agreement.

About Aeroflex
Aeroflex Incorporated, through its subsidiaries, designs, develops and manufactures state-of-the-art microelectronic module, integrated circuit, interconnect and testing solutions used in broadband communication applications. The Company's common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the S&P SmallCap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company's Web site: www.aeroflex.com.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer will be made only through an offer to purchase, letter of transmittal and related tender documents. Aeroflex Incorporated is filing a tender offer statement and related documents with the Securities and Exchange Commission ("SEC") and IFR Systems, Inc. is filing a solicitation/recommendation statement with respect to the offer. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release because they will contain important information that should be read carefully before any decision is made with respect to the offer. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by both Aeroflex Incorporated and IFR Systems, Inc. at the SEC's website, http://www.sec.gov. In addition, the tender offer statement and related materials may be obtained free by directing such requests to Aeroflex Incorporated at (516) 694-6700. The solicitation /recommendation statement and such other documents may be obtained free by directing such requests to IFR Systems, Inc. at (316) 522-4981.


All statements other than statements of historical fact included in this press release regarding Aeroflex's financial position, business outlook, business strategy and plans and objectives of its management for future operations are forward-looking statements. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Aeroflex or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of Aeroflex's management, as well as assumptions made by and information currently available to its management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization difficulties and general economic conditions. Such statements reflect our current views with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Aeroflex's financial condition, results of operations, growth strategy and liquidity.